Minn Shares Inc Code of Conduct for Officers and Directors

The Board of Directors (the “Board”) of Minn Shares Inc (the “Company”) has adopted the following Code of Conduct (the “Code”) for directors and officers of the Company. This Code applies to all directors and officers. No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles for directors and officers. Directors and officers are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Code to the attention of the Chairman of the Board, who may consult with outside legal counsel as appropriate.

Conduct
The Company expects all of its officers and directors to conduct themselves in accordance with the highest possible standards.
•	All conduct by Company officers and directors is to be characterized by honesty, integrity and dignity.
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The Company is committed to providing full and fair disclosure to shareholders, the securities marketplace and potential investors, in compliance with the letter and spirit of securities laws and the rules of the exchange on which our securities trade.

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The Chief Financial Officer and Chief Executive Officer are primarily responsible for initiating, maintaining, assessing and periodically reviewing the continued adherence to necessary internal controls to assure that transactions of the Company are properly authorized, reviewed and reported in the accounts and that assets are safeguarded from improper use. All other officers, directors and associates are to assist the Chief Financial Officer and Chief Executive Officer as their duties require and as requested to help assure full and fair disclosure.

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Transactions are to be reported in conformance with generally accepted accounting principles on a basis consistent with prior years. Any exceptions are to be properly and completely disclosed. All associates are required to comply with these controls and practices.

Conflicts
All officers and directors of the Company in conducting Company affairs, should look at the interest of the Company, not their personal interests.
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Actual conflicts of interest are to be avoided. A conflict of interest may incur any time when you or a family member, or an organization in which you or a family member have an ownership stake or another financial or employment interest, does business with the Company.

•	Actions that could be perceived to be a conflict of interest are also to be avoided.

Gifts
•	Some companies that supply goods and services to the Company may have a practice of providing gifts to their clients as a token of their appreciation for the business provided to them.
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Officers and Directors or their immediate families may not accept gifts from persons or entities who deal with the Company in those cases where any such gift has more than a nominal value or where acceptance of the gift could create the appearance of a conflict of interest.

Confidentiality and Inside Information
•	If you are aware of material non-public information relating to the Company, you are prohibited by the Company policy form directly or indirectly disclosing such information to any other person.

Minn Shares Inc Code of Conduct for Officers and Directors

•	It is difficult to describe exhaustively what constitutes “material” information, but you should assume that any information, positive or negative, which might be of significance to an outsider.
•	Serious problems could be caused for the Company by unauthorized disclosure of internal information about the Company.
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Officers and directors should not discuss internal Company matters or developments with anyone outside of the Company, except as required in the performance of regular corporate duties. This prohibition includes inquiries about the Company, which may be made by the financial press or others in the financial community.

Compliance
The Company takes compliance with its legal obligations seriously.
•	All officers and directors shall comply with all legal obligations when conducting Company business.
•	Directors and officers shall comply with the appropriate requirements of federal, state and local governments and other private and public regulatory agencies.

Enforcement of this Code of Conduct
•	The Board shall determine appropriate actions to be taken in the event of violations of this Code and set forth procedure for the person who has violated this Code.
•	Such action shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code.

December 17, 2010